Exhibit 99.1
Dec. 7, 2006
DTE Energy increases quarterly dividend, issues 2007 earnings guidance, raises 2006 earnings guidance
•	Quarterly dividend increased to $0.53 per share from $0.515

•	2007 operating earnings, excluding synthetic fuels, expected to be $2.60 to $2.80 per diluted share

•	2006 operating earnings guidance, excluding synthetic fuels, raised to $2.52 to $2.63 per diluted share
     DETROIT — The DTE Energy (NYSE:DTE) Board of Directors today declared a $0.53 per share dividend on its common stock payable Jan. 15, 2007, to shareholders of record at the close of business Dec. 18, 2006.
     This dividend represents an annualized increase of $0.06 per share, to $2.12 per share from $2.06.
     “I am pleased to announce our first dividend increase in more than a decade,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “The increase reflects DTE Energy’s strong financial position, increasing cash flow and improving utility earnings. The Board’s decision is indicative of our continued focus on enhancing shareholder value.”
     In addition, the company issued 2007 operating earnings guidance, excluding synthetic fuels, of $2.60 to $2.80 per diluted share and increased 2006 operating earning guidance, excluding synthetic fuels, to $2.52 to $2.63 per diluted share, up from the previous guidance of $2.42 to $2.53 per diluted share. DTE Energy also expects 2007 adjusted cash from operations in the range of $1.6 billion to $1.8 billion, a 17 percent midpoint increase from 2006 adjusted cash from operations guidance of $1.4 billion to $1.5 billion.
     Reconciliations of reported to operating earnings and cash from operations to adjusted cash from operations are at the end of this news release.
     “Our 2007 earnings guidance illustrates the improved financial condition of both our Detroit Edison and MichCon utilities, the ongoing implementation of our Performance Excellence Process and continued strength in our non-utility businesses,” said Gerard M. Anderson, DTE Energy president and chief operating officer. “We expect to generate significant value for shareholders in 2007 as we continue our $1.3 billion investment in utility environmental and safety projects and execute our Non-Utility Action Plan.”
     Driving the increase in 2006 operating earnings guidance are better than expected operation and maintenance improvements at MichCon and favorable mark-to-market impacts and realized gains at Energy Trading.
     The company also provided 2007 operating earnings guidance for each of its business segments, which is shown in the table below along with revised 2006 operating earnings guidance.

DTE Energy Operating Earnings Guidance

($ millions, except per share amounts)	2006	2007
Detroit Edison	$350-355	$340-350
MichCon	60-65	80-85
Power & Industrial Projects	(10)	10
Unconventional Gas Production	10	20-25
Coal & Gas Midstream	45	40-45
Energy Trading	60-70	50-55
Corporate & Other	(67)	(75-80)

Operating Earnings — Excluding Synthetic Fuels	$448-468	$460-495

Operating Earnings per Diluted Share — Excluding Synthetic Fuels	$2.52-2.63	$2.60-2.80

Synthetic Fuel Earnings per Diluted Share	$0.53-0.65	$0.60-1.25
     In November 2006, the company announced its Non-Utility Action Plan, which entails monetizing assets in select non-utility businesses that have grown to a sufficient size and scale. Throughout 2007, the company expects to generate at least $1 billion in proceeds from the execution of this plan.
     While the company continues to move forward with the Non-Utility Action Plan, the guidance issued today assumes the businesses remain in their current state throughout 2007. When material assets are monetized throughout 2007, the company will provide additional information regarding the potential impact on 2007 earnings.
Assumptions and commentary on 2007 earnings guidance
     Detroit Edison: 2007 operating earnings guidance for Detroit Edison is $340 million to $350 million, which approximately equates to its authorized 11 percent return on equity. This guidance assumes normal weather in 2007 compared with the favorable weather in 2006 that has added $11 million in after-tax earnings through the first three quarters of this year. In addition, 2007 guidance incorporates a $40 million incremental after-tax revenue decrease resulting from the show cause settlement in August 2006 and general cost inflation. Offsetting this decrease is an expected $50 million of incremental after-tax operation and maintenance cost savings from DTE Energy’s Performance Excellence Process in 2007.
     MichCon: 2007 operating earnings guidance for MichCon is $80 million to $85 million, which represents a return on equity approximately equal to its authorized 11 percent and is a significant increase over 2006 guidance. This improvement is driven primarily by the assumption of normal weather in 2007 versus the warmer than normal weather that has negatively impacted 2006 results by $17 million after-tax through the third quarter. In addition, MichCon expects to realize $12 million of incremental after-tax operation and maintenance cost savings from DTE Energy’s Performance Excellence Process in 2007.
     Power & Industrial Projects: 2007 operating earnings guidance for Power & Industrial Projects is $10 million, also a significant increase over 2006. A key driver of the improvement is expected to be the elimination of approximately $11 million of losses that negatively impacted 2006 prior to asset impairments taken in the third quarter of 2006. In addition, both existing and new projects in this segment should provide incremental earnings.
     As part of its Non-Utility Action Plan, the company is investigating a sale of approximately a 50 percent equity interest in selected assets and a recapitalization with an appropriate level of debt. This could result in after-tax proceeds of approximately $400 million to $600 million. In addition, the company plans to sell, exit or redeploy its non-utility generation assets, which could generate after-tax proceeds of $50 million to $150 million. When a transaction is announced, the company will discuss the impact on 2007 earnings guidance.
     Unconventional Gas Production: 2007 operating earnings guidance for Unconventional Gas Production is $20 million to $25 million, and assumes gas prices at approximately $7.50 per thousand cubic feet (Mcf). DTE Energy expects Barnett Shale production of 8.7 billion cubic feet of natural gas equivalent (Bcfe) compared with approximately 4.1 Bcfe in 2006. In addition, 2007 guidance assumes Antrim Shale production roughly equivalent to the expected 22 Bcfe in 2006, with 81 percent of 2007 production covered by legacy forward sales contracts compared with 91 percent in 2006. DTE Energy expects to include updated reserve information for both its Barnett and Antrim shale properties with its year-end 2006 earnings release.
     As part of its Non-Utility Action Plan, the company is exploring the sale of a portion of its unconventional gas assets. When a transaction is announced, the company will discuss the impact on 2007 earnings guidance.
     Coal & Gas Midstream: To provide more clarity, in the third quarter of 2006 the company divided the Fuel Transportation and Marketing segment into two segments, Coal & Gas Midstream and Energy Trading. The new Coal & Gas Midstream segment includes the company’s coal transportation, natural gas pipeline and natural gas storage assets. Operating earnings guidance for the Coal & Gas Midstream segment is $40 million to $45 million for 2007.
     Energy Trading: In 2006 Energy Trading benefited from the reversal of the large timing-related loss sustained in the third quarter of 2005 and the company expects an additional approximately $30 million of these timing-related reversals in 2007. Energy Trading’s $50 million to $55 million earnings guidance for 2007 includes these additional reversals. As part of the Non-Utility Action Plan, the company is exploring alternative structures and strategic options for Energy Trading.
     Corporate & Other: Operating losses from the Corporate & Other segment are expected to increase slightly, to between $75 million and $80 million in 2007 due to the realization of a favorable tax benefit in 2006.
     Synthetic Fuel: Due to the volatility and short-lived nature of synthetic fuel earnings, the company has excluded them from operating earnings guidance. Additionally, starting with the third quarter of 2006, the company intends to report synthetic fuel results as its own segment. Previously, DTE Energy reported synthetic fuel earnings in the Power & Industrial Projects segment. Given current oil prices and hedges in place, the company expects earnings from synthetic fuels in 2007 of approximately $105 million to $215 million. The primary reason for this large guidance range is the variability in the value of tax credits generated by this business, which are reduced or eliminated if the calendar year average price of oil rises above a certain range. From 2006-2009, the company expects to receive a minimum of $1.2 billion of cash from the synthetic fuel business, with potential upside of $200 million if the 2007 calendar year average price of oil falls below the start of the expected tax credit phase-out range of approximately $62 per barrel.
     Operating Cash Guidance: The company expects to generate $1.6 billion to $1.8 billion of adjusted cash from operations in 2007. Partially driving this increase from 2006 guidance is the expected realization of approximately $600 million of cash from the synthetic fuel business in 2007. This $600 million includes an expected $425 million to $475 million in production payments from partners, which are accounted for in the investing section of the cash flow statement.
     Use of Operating Earnings and Adjusted Cash from Operations Information — DTE Energy management believes that operating earnings and adjusted cash from operations provide more meaningful representations of the company’s earnings and cash flow from ongoing operations and uses operating earnings and adjusted cash from operations as the primary performance measurements for external communications with analysts and investors. Internally, DTE Energy uses operating earnings and adjusted cash from operations to measure performance against budget and to report to the Board of Directors.
     In this release, DTE Energy discusses 2006 and 2007 operating earnings guidance. It is likely that certain items that impact the company’s 2006 and 2007 reported results will be excluded from operating results. Reconciliations to the comparable 2006 and 2007 reported earnings guidance is not provided because it is not possible to provide a reliable forecast of specific line items such as 2007 oil hedging costs and other charges. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
Reconciliation of Cash from Operations to Adjusted Cash from Operations

($ millions)	2006	2007
Cash from Operations	$1,100 – 1,150	$1,175 – 1,325
Synfuel Production Payment	325 – 375	425 – 475

Adjusted Cash from Operations	$1,425 – 1,525	$1,600 – 1,800
     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on power and industrial projects, fuel transportation and marketing, and unconventional gas production. Information about DTE Energy is available at dteenergy.com.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, the ability to utilize such credits, or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance; nuclear regulations and operations associated with nuclear facilities;

implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; and timing and proceeds from any asset sale or monetization. This news release should also be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2005 Form 10-K and the 2006 quarterly reports on Form 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.

For further information, members of the media may contact:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807

Analysts — for further information:

Dan Miner	Marc Siwak
(313) 235-8030	(313) 235-8030